Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Financial Information

MergeCo was formed on July 5, 2017 as a private limited liability company incorporated in Ireland under the name ‘‘Poppetell Limited’’ and changed its name on December 6, 2022 to ‘‘Carbon Revolution Limited’’ for the purpose of effecting the Business Combination described herein. MergeCo was re-registered as a public limited company on May 29, 2023, upon which its name changed to ‘‘Carbon Revolution Public Limited Company’’. MergeCo, as a shell company, has no assets and liabilities and does not operate any business. Accordingly, no financial statements of MergeCo have been included in this Report.

The following unaudited pro forma condensed combined financial information presents the historical financial statements of Carbon Revolution Limited, a company incorporated in Australia (‘‘Carbon Revolution’’) and Twin Ridge Capital Acquisition Corp., an exempted company incorporated in the Cayman Islands (‘‘Twin Ridge’’), adjusted to give effect to the transactions that completed on November 3, 2023 as set out in the Scheme Implementation Deed and the Business Combination Agreement (the ‘‘Pro Forma Transactions’’).

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information comprises:

•	A condensed combined statement of financial position as of June 30, 2023 assuming the transaction was consummated on that date; and

•
A condensed combined statement of comprehensive income for the year ended June 30, 2023 assuming the transaction was consummated as of July 1, 2022, at the commencement of the earliest period presented.

The unaudited pro forma condensed combined financial information gives effect to the following:

•	The exchange of shares between MergeCo, Carbon Revolution and Twin Ridge as a result of the Scheme Implementation Deed and the Business Combination Agreement and associated transaction costs; and

•	The issuance of shares as a commitment fee as consideration for the CEF (as defined below) upon completion of the Business Combination; and

•
The issuance of preferred shares and warrants and assumption of liabilities pursuant to the OIC securities purchase agreement that is effective on completion of the Business Combination and receipt of the proceeds and escrow deposits in reserve funds therefrom; and

•	The partial deferral of Twin Ridge transaction costs on completion of the Business Combination.

The three-year committed equity facility (‘‘CEF’’) entered into by MergeCo allows it to issue shares in the future at its discretion (subject to the terms of the Equity Purchase Agreement). Such issuances are not reflected in the unaudited pro forma condensed combined financial information because the consummation of the Business Combination is not conditioned on future issuances under the CEF. Pursuant to the terms of the CEF, MergeCo is not required to issue a minimum number of shares and the counterparty to the CEF, Yorkville Advisors, is not required to purchase additional shares under the CEF beyond the CEF Ownership Restriction, or US$10 million (A$15.0 million) per Advance Notice (as defined in the Equity Purchase Agreement), whichever is lower, which means MergeCo may not have full access to the stated $60 million of capital. The obligations of the investor to purchase shares pursuant to the CEF are also subject to certain conditions, which MergeCo may be unable to satisfy. Issuances of shares under the CEF may, however, have a material impact on MergeCo’s financial position in future periods if MergeCo issues and sells additional shares under the CEF following the Closing. MergeCo’s financial position and results of operations may also be impacted if it issues and sells additional shares or incurs additional indebtedness in connection with any other financing transaction that it may enter into or consummate prior to or concurrently with the Business Combination.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2023 assumes that the Pro Forma Transactions occurred on June 30, 2023. The unaudited pro forma condensed combined statement of comprehensive income for the year ended June 30, 2023 presents the pro forma effect of the Pro Forma Transactions for the combined company as if the Business Combination had been completed on July 1, 2022.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been if the Pro Forma Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

This unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with;

•	Carbon Revolution’s audited financial statements as of and for the year ended June 30, 2023 and the related notes thereto, included elsewhere in this Report;

•
Twin ridge’s audited financials for December 2022 and unaudited interim financials for March 31 and June 30, 2023 and 2022 and September 30, 2022. Twin Ridge results of operations for pro forma purposes for the 12 months ended June 30, 2023 are arithmetically derived from these financial statements; and

•
the sections titled ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations of Carbon Revolution’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations of Twin Ridge’’ in our Registration Statement on Form F-4/A (333-270047) filed with the SEC on August 28, 2023 and other financial information.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, MergeCo will be treated as the ‘‘acquired’’ company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Carbon Revolution issuing shares at the closing for the net assets of MergeCo (including the net assets of Twin Ridge) as of the closing date, accompanied by a recapitalization as Carbon Revolution will not be the legal acquiror. The net assets of MergeCo will be stated at historical cost, with no goodwill or other intangible assets recorded in accordance with IFRS. This is expected to be consistent with carrying value. Carbon Revolution will, consequently, be deemed the accounting predecessor meaning that Carbon Revolution’s consolidated assets, liabilities and results of operations will become the historical financial statements of MergeCo.

Carbon Revolution has determined that it will be the accounting acquirer (notwithstanding it is legally acquired by MergeCo) based on evaluation of the following facts and circumstances:

•
Carbon Revolution’s existing shareholders will have the greatest voting interest in the combined entity after the 99.70% Redemptions. Further, Twin Ridge shareholders would not have a substantial majority of the voting interests, being approximately 27% and board and management representation are considered further below;

•	Carbon Revolution’s directors will represent the majority of the board of directors of the combined company following the consummation of the Business Combination;

•
Carbon Revolution’s senior management will be the senior management of the combined company following the consummation of the Business Combination as disclosed elsewhere in this proxy statement/prospectus. Of the disclosed executive officers, all of them are current Carbon Revolution employees;

•	Carbon Revolution is the larger entity based on historical operating activity and its employee base; and

•
MergeCo will continue to operate under the Carbon Revolution trade name and the combined entity’s headquarters will be based in Australia with its corporate head office in Geelong, consistent with the current location of Carbon Revolution’s head office.

Other factors were considered, including the purpose and intent of the Business Combination, noting that the preponderance of evidence as described above is indicative that Carbon Revolution is the accounting acquirer in the Business Combination.

The Business Combination, which is not within the scope of IFRS 3 since Twin Ridge does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2.

The fair value of MergeCo’s Ordinary Shares is derived from a recent observable trading price for the underlying Carbon Revolution shares prior to the date of this Report, not the $10.00 value per share articulated in the Business Combination Agreement. As of October 19, 2023, that share price was A$0.135.

The excess of fair value of MergeCo’s Ordinary Shares issued to the holders of Twin Ridge Class A Ordinary Shares over the fair value of Twin Ridge’s identifiable net assets is expensed as incurred as required by IFRS 2.

Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared based on the 99.70% redemptions in connection to the Twin Ridge shareholder vote with respect to the Business Combination.

Description of the Transactions

Business Combination

On November 29, 2022, Carbon Revolution entered into the Scheme Implementation Deed and the Business Combination Agreement with Twin Ridge and MergeCo. Pursuant to the agreements, Twin Ridge will merge with and into a wholly-owned subsidiary of MergeCo and the wholly-owned subsidiary of MergeCo shall continue as the surviving corporation of the merger. Immediately thereafter MergeCo will issue shares to Carbon Revolution shareholders (collectively, the ‘‘Business Combination’’). Upon completion of the Business Combination, eligible Carbon Revolution shareholders received MergeCo Ordinary Shares and existing Twin Ridge Shareholders received MergeCo Ordinary Shares in exchange for their existing Twin Ridge Ordinary Shares. Existing Twin Ridge warrant holders automatically exchanged for MergeCo Warrants, subject to substantially the same terms and conditions, including to become exercisable in respect of MergeCo Ordinary Shares instead of Twin Ridge Ordinary Shares, subject to the terms of the Business Combination Agreement.

After completion of the Transactions, MergeCo became the parent of a wholly-owned group including both Carbon Revolution and Twin Ridge (the ‘‘Group’’). This happened through an exchange, and registration via Form F-4, of MergeCo Ordinary Shares. Similarly, existing outstanding Warrants were automatically exchanged by assumption by MergeCo of the obligations under the Warrants, including to become exercisable in respect of MergeCo Ordinary Shares instead of Twin Ridge Ordinary Shares. Such MergeCo Warrants are subject to substantially the same terms and conditions as existing Warrants.

MergeCo is listed on Nasdaq and, current shareholders of Carbon Revolution hold the majority of MergeCo Ordinary Shares.

Pursuant to the Business Combination Agreement and immediately prior to the Twin Ridge Merger Effective Time:

•	Each Twin Ridge Class B Ordinary Share, automatically converted, on a one-for-one basis, into a Twin Ridge Class A Ordinary Share;

•	Immediately after the Pre-Merger Conversion, each Twin Ridge Class A Ordinary Share was automatically canceled in exchange for one validly issued, fully paid and non-assessable MergeCo Ordinary Share;

•
Each Public Warrant was automatically exchanged to become one MergeCo Public Warrant. Each such MergeCo Public Warrant is subject to substantially the same terms and conditions set forth in the Existing Warrant Agreement, pursuant to which such Twin Ridge Public Warrant was issued immediately prior to the Twin Ridge Merger Effective Time; and

•
Each Private Placement Warrant was automatically exchanged to become one MergeCo Public Warrant (each, a ‘‘Company Founder Warrant’’). Each such Company Founder Warrant is subject to substantially the same terms and conditions set forth in the Existing Warrant Agreement pursuant to which such Twin Ridge Private Warrant was issued immediately prior to the Twin Ridge Merger Effective Time.

CEF

Twin Ridge entered into the Equity Purchase Agreement with Yorkville Advisors with respect to the potential future issuance of up to $60 million in MergeCo Ordinary Shares, at MergeCo’s election. Under the terms of the CEF:

•
For a period of three years from closing, MergeCo has the right to require Yorkville Advisors to purchase new MergeCo Ordinary Shares in a series of advances, with each advance being in an amount up to the greater of (i) $10 million or (ii) the aggregate trading volume of MergeCo Ordinary Shares for the five trading days immediately preceding MergeCo requesting an advance. MergeCo's is not obliged to require Yorkville Advisors to purchase a minimum volume of MergeCo Ordinary Shares. MergeCo can choose one of two Purchase Price Options:

○
Purchase Price Option 1: Yorkville Advisors will purchase MergeCo Ordinary Shares at a price equal to 95.0% of the average VWAP during the day on which the advance request was made. If the volume threshold under an advance is not reached during the pricing period, the number of shares purchased will be reduced to the greater of (i) 35.0% of the trading volume during the pricing period, or (ii) the number of shares sold by the Yorkville Advisors during the pricing period. The volume threshold is the amount of the advance in shares divided by 35.0%.

○
Purchase Price Option 2: Yorkville Advisors will purchase MergeCo Ordinary Shares at a price equal to 97.0% of the lowest VWAP of MergeCo's Ordinary Shares during the pricing period of three consecutive trading days commencing on the trading day commencing after the advance notice is received by Yorkville Advisors.

•
During either pricing period, Yorkville Advisors will have the ability to hedge its position by short selling in full the quantum of shares that it is required to purchase under any advance notice. Under Purchase Price Option 2, MergeCo will have the ability to notify Yorkville Advisors of the minimum acceptable price (‘‘MAP’’) at which it can sell the new shares. If the Company does not set a MAP, this may have a material and adverse impact on MergeCo’s share price depending on the quantum of shares being sold relative to overall liquidity of MergeCo’s shares.

•
Yorkville Advisors cannot be issued MergeCo Ordinary Shares in an amount that would result in it holding more than the CEF Ownership Restriction at any one time. In the circumstance where Yorkville Advisors is unable to dispose of its MergeCo Ordinary Shares on an ongoing basis, it will not be required to purchase additional shares under the CEF beyond the CEF Ownership Restriction, which means MergeCo may not have full access to the stated $60 million CEF capital. Carbon Revolution determined that the CEF right to issue shares represents a purchased put option which is classified as a derivative asset with a de minimus fair value at inception.

•	MergeCo has agreed to issue 15,000 MergeCo Ordinary Shares to Yorkville Advisors as a ‘commitment fee’ to secure the facility. These must be issued upon completion of the Business Combination.

OIC Financing

On September 21, 2023, MergeCo entered into a Securities Purchase Agreement pursuant to which MergeCo agreed to sell preferred shares and issue warrants immediately following consummation of the Business Combination. The investment is staged in multiple tranches being (i) $35 million funded by the OIC Investors at the initial closing and immediately available by MergeCo, (ii) $35 million funded by the OIC Investors into an escrow account, subject to release to MergeCo at one or more reserve release closings upon satisfaction of certain conditions described as set out in the supplement to the prospectus dated September 25, 2023, and (iii) up to $40 million to be funded by the OIC Investors at one or more subsequent closings upon notice to the OIC Investors and satisfaction of certain conditions.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except share and per share data)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of 30 June 2023	Carbon Revolution	Twin Ridge Capital Acquisition Corp.
(in thousands)	As of 30 June 2023 (unaudited)	As of 30 June 2023 (unaudited)					Pro Forma Combined
	(Historical)	US GAAP (Historical)		IFRS Adjustments	IFRS (Historical)	Notes	Transaction Accounting Adjustments	Notes	Pro Forma

	AUD	USD	AUD	AUD	AUD		AUD		AUD
ASSETS
Current assets

Cash and cash equivalents	19,582	130	197		197		99,214	1A	29,757
							(98,161)	1A.1
							(8,797)	1C
							(12,248)	1C
							(18,386)	1D
							(965)	1K
							49,321	1L
Restricted trust fund	14,677	-	-		-		-		14,677
Receivables	6,430	-	-		-		-		6,430
Contract assets	8,239	-	-		-		-		8,239
Inventories	22,173	-	-		-		-		22,173

Prepaid expenses	-	120	181		181	-		181
Other current assets	378	-	-		-	-		378
Total current assets	71,479	250	378	-	378	9,978		81,835

Non–current assets
Marketable securities held in Trust Account	-	65,779	99,214		99,214	(99,214)	1A	-
Restricted trust fund	-	-	-		-	52,790	1M	52,790
Property, plant and equipment	62,638	-	-		-	-		62,638
Right-of-use assets	7,446	-	-		-	-		7,446
Intangible assets	16,774	-	-		-	-		16,774
Total non–current assets	86,858	65,779	99,214	-	99,214	(46,424)		139,648
Total assets	158,337	66,029	99,592	-	99,592	(34,446)		221,483

Current liabilities
Payables	15,474	5,832	8,797		8,797	(8,797)	1C	15,474
Due to related party, net	-	1	2		2	-		2
Promissory note - related party	-	640	965		965	(965)	1K	-
Borrowings	13,829	-	-		-			13,829
Warrant liabilities	-	-	-		-	6,487	1L	6,487
Lease liability	645	-	-		-	-		645
Contract liability	748		-		-	-		748
Deferred income	1,919	-	-		-	-		1,919
Provisions	12,957	-	-		-	(9,458)	1D	3,499
Total current liabilities	45,572	6,473	9,764	-	9,764	(12,733)		42,603

Non–current liabilities
Borrowings	70,833	-	-	99,214	99,214	(a)	(99,214)	1A	166,457
							42,834	1L
							52,790	1M
Lease liability	7,368	-	-		-		-		7,368
Contract liability	1,755	-	-		-		-		1,755
Deferred income	15,235	-	-		-		-		15,235
Provisions	1,843	-	-		-		-		1,843
Warrant liabilities	-	684	1,032		1,032		-		1,032
Commitment fee shares liability	-	157	237.10		237		(237)	1E	-
Total non-current liabilities	97,034	841	1,269	99,214	100,483		(3,827)		193,690
Total Liabilities	142,606	7,314	11,033	99,214	110,247		(16,560)		236,293

Commitment
Class A ordinary shares subject to possible redemption, 6,266,645 shares at redemption value of approximately $10.50 at June 30, 2023	-	65,779	99,214	(99,214)	-	(a)	-		-
Stockholders’ Equity
Twin Ridge
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-	-		-		-		-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none shares issued and outstanding (excluding 6,266,645 shares subject to possible redemption at June 30, 2023)	-	-	-		-		-		-

Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,327,203 shares issued and outstanding		1	1	34,554	34,555	(b)	(34,555)	1G	-
MergeCo Ordinary Shares	-		-	-	-		99,214	1A	436,835
							(86,947)	1A.1
							31	1E
							386,432	1F
							3,105	1B
							445	1H
							34,555	1G
Additional paid-in-capital	-	2,059	3,105	-	3,105		(3,105)	1B	-
Share based payment reserves		-	-		-		24,757	1C.1	24,757
Carbon Revolution Contributed equity	386,432	-	-		-		(386,432)	1F	-
Carbon Revolution Reserves	7,166	-	-		-		-		7,166
Accumulated losses	(377,867)	(9,124)	(13,761)	(34,554)	(48,315)	(b)	(8,928)	1D	(483,568)
							206	1E
							(12,248)	1C
							(24,757)	1C.1
							(445)	1H
							(11,214)	1A.1
Total Stockholders’ Equity	15,731	(7,064)	(10,655)	(99,214)	(10,655)		(19,886)		(14,810)
Total Liabilities and Stockholders’ Equity	158,337	66,029	99,592	0	99,592		(36,446)		221,483

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended 30 June 2023
	For the year ended 30 June 2023 (unaudited)		Twin Ridge Capital Acquisition Corp. for the year ended 30 June 2023 (unaudited)				Pro Forma Combined
	CRL	Twin Ridge		IFRS Conversion and Presentation Alignment	Twin Ridge IFRS	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
	AUD	US$	AUD	AUD	AUD		AUD		AUD
Revenue:
Sale of wheels	37,477		-		-		-		37,477
Engineering services	530		-		-		-		530
Sale of tooling	253		-		-		-		253
Total revenue	38,260	-	-		-		-		38,260

Cost of goods sold	(55,094)		-		-		-		(55,094)
Gross margin	(16,834)	-	-		-		-		(16,834)

Other income (expense), net:
Other income	3,096	5,696	8,474		8,474				11,570
Operational expenses	(2,997)	(5,687)	(8,526)		(8,526)				(11,523)
Research and development	(16,180)		-		-				(16,180)
Administrative expenses	(14,566)		-		-		(445)	1H	(15,316)
							(305)	1J
Marketing expenses	(1,494)		-		-				(1,494)
Capital raising transaction costs	(24,746)		-		-		(24,757)	1C.1	(81,580)
							(8,928)	1D
							305	1J
							(12,248)	1C
							(11,206)	1A.1
Finance costs	(5,502)		-	827	827	(d)	(13,574)	1N	(18,249)

Fair value of Commitment fee shares	-	(157)	(239)	-	-	(d)	206	1E	(33)
Change in fair value of warrant liability	-	547	827	(827)	-	(d)	-		-
(Loss) profit before income taxes	(79,223)	399	536	-	775		(71,960)		(149,647)

Income tax expense	-		-	-	-		-		-
Net (loss) profit	(79,223)	399	536	-	775		(71,960)		(149,647)

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Pro Forma Transactions (as defined in section 7.10(a) of the Scheme Booklet together with the OIC funding arrangement as defined in the Supplementary Scheme Booklet) under IFRS and has been prepared for informational purposes only. The adjustments presented in the unaudited pro forma condensed combined financial information are intended to present relevant information necessary to understand the Combined Group’s financial position and results of operations upon the consummation of the Pro Forma Transactions.

The Business Combination is not within the scope of IFRS 3 as Twin Ridge does not meet the definition of a business in accordance with IFRS 3. Nevertheless, the principles of IFRS 3 were applied to identify the accounting acquirer in the Business Combination, and it was concluded that Carbon Revolution is the accounting acquirer.

64,730 or 0.30% of Twin Ridge Class A Shares that were issued in the Twin Ridge’s IPO remained outstanding, because the holders of these Twin Ridge Class A Shares did not exercise their redemption rights in connection with the Extension Meeting. The pro forma presentation is prepared on this basis.   The adjustments included in the unaudited pro forma condensed combined balance sheets as of 30 June 2023, and unaudited pro forma condensed combined statement of operations as of 30 June 2023 are as follows:

U.S. GAAP to IFRS conversion adjustments  - Twin Ridge historical financial information

•
(a) Reflects the generally accepted accounting principles in the United States (“U.S. GAAP”) to IFRS conversion adjustment related to the reclassification of Twin Ridge’s historical mezzanine equity (Twin Ridge Class A Shares subject to possible redemption) into Non-current Liabilities (Borrowings).

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(b) Reflects the award of Twin Ridge Class B Shares measured at fair value of A$34.6 million in accumulated losses representing an IFRS 2 charge for the Twin Ridge Class B Shares awarded to the Sponsor in Q1, 2021. IFRS 2 requires that where an issuance of shares is made for less than fair value, an IFRS 2 expense is recognized for any unidentifiable services provided at the value of the difference. The adjustment represents the value of the difference between the aggregate consideration paid and the aggregate value of Twin Ridge Class B Shares issued with reference to the US$5.01 fair value of the Twin Ridge Class B Shares as determined by the concurrent award of Twin Ridge Class B Shares to the directors of Twin Ridge described below. As the award did not contain any performance or forfeiture conditions, nor any variability based on the outcome of a subsequent business combination, the IFRS 2 charge is recognized at the date of issuance of the shares being for services deemed to be provided by the Sponsor up to that date. As this took place prior to July 1, 2022 no corresponding pro forma compensation charge is recognized in the pro forma statement of operations for the twelve months ended 30 June 2023. US GAAP does not contain a similar prescriptive requirement regarding unidentifiable services.

Additionally, in February 2021, the Sponsor transferred 60,000 Twin Ridge Class B Shares in aggregate to three Twin Ridge directors. Per share consideration was equal to the amount paid by the Sponsor to Twin Ridge for each Twin Ridge Class B Share. The award is contingent on the successful completion of a business combination and an IFRS2 charge has been recognized as a pro forma adjustment accordingly for the fair value of the shares determined at grant date. An IFRS 2 charge of A$445,000 is reflected in adjustment (1H).

The pro forma adjustments also include the effect of the arrangement between the Sponsor and DDGN Advisors whereby the Sponsor agreed to the transfer of 3,350,000 existing Twin Ridge Class B Shares owned by the Sponsor to DDGN Advisors immediately prior to Implementation of the Transaction. Neither Carbon Revolution nor Twin Ridge was party to this agreement and no incremental Twin Ridge Class B Shares will be issued. However, the scope of IFRS 2 requires that a compensation expense be recognized in the Twin Ridge’s statement of operations if Twin Ridge’s shareholders are party to an arrangement for the award of shares in consideration for services provided to Twin Ridge that are fulfilled by the shareholders. Specifically, IFRS 2 requires a compensation charge to be recognized, notwithstanding that Twin Ridge is not a party to the arrangement, nor that any new shares will be issued by Twin Ridge as a result of the arrangement. As Twin Ridge will be the beneficiary of any successful business combination, a pro forma compensation expense and associated non-share capital contribution is recognized for the US$16.4 million fair value of Twin Ridge Class B Shares to be awarded to DDGN Advisors on Implementation of the Business Combination. Accordingly, an IFRS 2 charge of A$24.8 million is reflected in adjustment (1C.1).

•	(c) As reflected in the pro forma C and D series of adjustments below, Transaction costs that are not direct and incremental to the issuance of new MergeCo Shares for consideration are expensed as a pro forma adjustment. These include consulting fees, Australian legal counsel fees in relation to the issue of MergeCo Shares to existing Carbon Revolution Shareholders and the Extension Payments. IAS32 generally requires an allocation between equity and profit and loss of direct and incremental transaction costs such as US counsel fees and other costs relating to preparation of the registration statement for lodgement with the SEC based on the proportion of existing Carbon Revolution shareholders to total shares on issue. Given the 99.70% Twin Ridge shareholder redemption rate, all such transaction costs have been recognized in profit and loss.

•	(d) Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Twin Ridge’s change in fair value of warrant liability and fair value of commitment fees shares into finance expenses (Borrowings).

Pro forma adjustments to historical consolidated combined financial information

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(1A) Reflects the recognition and reclassification of AUD equivalent US$65.8 million of cash and marketable securities held in Twin Ridge Trust Account as of June 30, 2023 to cash and cash equivalents that becomes available for general use by MergeCo following Implementation of the Transaction. It also reflects the issuance of MergeCo Shares in exchange for Twin Ridge Class A Shares currently classified in borrowings.

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(1A.1) Represents the impact to cash of a 99.70% redemption in which 6,215,862 Twin Ridge Class A Shares are redeemed for A$100.714 million allocated to common stock, using a par value of US$0.0001 per share at a redemption price of US$10.00 per share. Additionally, an IFRS 2 charge of A$11.2 million has been recognized for the excess of the fair value of  MergeCo Ordinary Shares issued to Twin Ridge shareholders over the pro forma net asset deficiency of Twin Ridge after transaction costs and redemptions as a pro forma transaction accounting adjustment to give effect to the acquisition of the Twin Ridge net liabilities in exchange for MergeCo Ordinary Shares.

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(1B) Under Australian law share capital does not have any par value or share premium. Accordingly, this pro forma adjustment represents the reclassification of Twin Ridge additional paid-in-capital to  MergeCo Shares as a result of the Business Combination.

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(1C) Represents the preliminary estimated direct and incremental Transaction costs incurred prior to, or concurrent with, the completion of the Business Combination by the Twin Ridge recognized in profit and loss.

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(1C.1) Represents a non-cash compensation incurred, concurrent with, the completion of the Business Combination by the Twin Ridge through a share-based award payment to advisors. US$16.4 million is translated at the relevant AUD/USD exchange rates.

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(1D) Represents recognition of and settlement of preliminary estimated direct and incremental Transaction costs which include Transaction costs incurred by Carbon Revolution which have been recognized at June 30, 2023 of $9.5 million and transaction costs yet to be incurred of $8.9 million.

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(1E) Represents the remeasurement of the commitment fee liability prior to settlement being the fair value of 1,500 MergeCo Shares to be issued to Yorkville for establishment of the CEF which takes effect at closing of the Business Combination. The fair value of  MergeCo Shares is determined by reference to the implied value based on the market price of Carbon Revolution Shares as October 19, 2023 and associated proposed merger ratio of 0.0065 MergeCo Shares per Carbon Revolution Share.

•	(1F) Represents the pro forma adjustment for the exchange of Carbon Revolution Shares as a result of the Business Combination.

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(1G) Represents the pro forma adjustment for the award of Twin Ridge Class B Shares of A$34.6 million as a result of the Business Combination with no forfeiture conditions and the award of Twin Ridge Class B Shares to the Twin Ridge directors that are contingent on successful completion of the Business Combination.

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(1H) Represents the pro forma adjustment for the share-based compensation in relation to MergeCo Shares offered to the directors of the Twin Ridge that is contingent on successful completion of the Business Combination.

•	(1J) Represents a reclassification of Transaction expenses comprising existing staff costs to administrative expenses.

•	(1K) Represents the pro forma adjustment for balances outstanding between Twin Ridge and Carbon Revolution at June 30, 2023.

•
(1L) Reflects the A$106 million consideration under the OIC securities purchase agreement for the issuance of preferred shares and warrants effective upon consummation of the Business Combination. The adjustment gives effect to amounts immediately available to MergeCo on issuance of an initial tranche of preferred shares, the issuance of MergeCo warrants, transaction expenses and financing fees of A$3.5 million and an additional tranche to be issued by December 2024 subject to milestones.

A$’000
Restricted trust fund	52,790
Transaction costs and financing fees	3,469
Cash (Net proceeds)	49,321
Total	105,580

The fair value of the warrant liability is based on 339,847 warrants issued to OIC investors and the implied value of MergeCo shares based on the Carbon Revolution share price as at October 19, 2023, consistent with the measurement of pro forma IFRS2 expenses.

(1M) Reflects the A$52.8 million Tranche 2 funding pursuant to the OIC securities purchase agreement subject to release upon satisfaction of certain future conditions as reflected in adjustment (1L).

(1N) Reflects dividend accrual at 12.00% per annum on the Initial Tranche of preferred shares issued to OIC, accretion of the Tranche 2 funding obligation based on the minimum obligated return of 25% under the arrangement and the amortization of transaction related costs on the drawdown of borrowings under the Orion Funding as if it had been drawn down on July 1, 2022 concurrent with the Business Combination as presented in the pro forma statement of operations.

Loss per Share

Loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional MergeCo Shares in connection with the Pro Forma Transactions, assuming such shares were outstanding since July 1, 2022. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Carbon Revolution ordinary shares issuable relating to the Pro Forma Transactions have been outstanding for the entire period presented. If the maximum number of Twin Ridge Class A Ordinary Shares is redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

As of June 30, 2023, prior to giving effect to the Pro Forma Transactions, the following Twin Ridge Ordinary Shares were authorized, issued and outstanding:

•
Class A Ordinary Shares, par value $0.0001 per share, all of which were subject to possible redemption at approximately $10.00 per share: 500,000,000 shares authorized, 21,308,813 shares issued and outstanding; and

•	Class B Ordinary Shares, par value $0.0001 per share: 50,000,000 shares authorized, 5,327,203 shares issued and outstanding (0.3 million of which will be forfeited).

For purposes of the unaudited pro forma condensed combined financial information, after giving effect to the Pro Forma Transactions, no Twin Ridge Ordinary Shares of any series will be authorized, issued or outstanding.

For the purpose of calculating the pro forma MergeCo Shares outstanding as of June 30, 2023 it was assumed that:

•	None of Carbon Revolution’s outstanding vested or unvested options were exercised immediately prior to the Business Combination; and

•	None of the MergeCo OIC investor warrants were exercised immediately upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming 99.70% redemption for the period then ended:

Net Earnings (loss) per share-basic and diluted For the Year ended June 30, 2023
Year ended June 30, 2023
Pro forma net loss (in thousands)	(149,647)
Net loss per share-basic and diluted	(79.80)
Number of Shares
Twin Ridge shareholders*	506,473
Carbon Revolution Shareholders	1,367,211
Yorkville Advisors Global, LP	1,500
1,875,184
(*) The historical shares of MergeCo outstanding prior to the Business Combination will be canceled.